Exhibit 5.6

May 29, 2025

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Dear Sirs/Mesdames:

Re: Goodyear Canada Inc.

We have acted as special Ontario counsel to Goodyear Canada Inc. (“Goodyear Canada”) in connection with registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the guarantees of Goodyear Canada (the “Guarantees”) of one or more series of debt securities (the “Debt Securities”) of The Goodyear Tire & Rubber Company (“Goodyear US”), pursuant to the registration statement on Form S-3, filed with the Securities and Exchange Commission on May 29, 2025 (the “Registration Statement”). As described in the Registration Statement, the Debt Securities and the Guarantees may be issued from time to time in connection with one or more offerings.

EXAMINATION OF DOCUMENTS

In giving the opinions set out in this letter, we have, in our capacity as special Ontario counsel to Goodyear Canada, examined an executed copy of the indenture dated August 13, 2010 among Goodyear US, certain subsidiary guarantors party thereto and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, N.A. as trustee (the “Indenture”) (which includes the Guarantees).

For the purposes of the opinions expressed below, we have considered the questions of law, made the investigations, and examined originals or copies, certified or otherwise identified to our satisfaction, of the certificates of public officials and other certificates, documents and records, that we considered necessary or relevant, and we have relied, without independent verification or investigation on all statements as to matters of fact contained in the certificates, documents and records we examined, including:

(a)	the articles and by-laws of Goodyear Canada (the “Constating Documents”);

(b)	as to certain matters of fact relevant to the opinions expressed below, an officer’s certificate of an officer from Goodyear Canada dated as of May 29, 2025 (the “Officer’s Certificate”);

(c)	a certificate of status dated as of May 29, 2025 issued in respect of Goodyear Canada under the Business Corporations Act (Ontario) (the “Certificate of Status”); and

GOWLING WLG (CANADA) LLP Suite 2300, 550 Burrard Street, Bentall 5 Vancouver, British Columbia V6C 2B5 Canada	T +1 (604) 683-6498 F +1 (604) 683-3558 gowlingwlg.com	Gowling WLG (Canada) LLP is a member of Gowling WLG, an international law firm which consists of independent and autonomous entities providing services around the world. Our structure is explained in more detail at gowlingwlg.com/legal.

(d)	the Registration Statement.

ASSUMPTIONS

For the purposes of the opinions expressed below, we have assumed, without independent investigation or inquiry, that:

(a)

with respect to all documents examined by us, the signatures are genuine, the individuals signing those documents had legal capacity at the time of signing, and all documents submitted to us as originals are authentic, and certified, conformed or photocopied copies, or copies transmitted electronically or by facsimile, conform to the authentic original documents;

(b)

the indices and records in all filing systems maintained in all public offices where we have searched or inquired or have caused searches or inquiries to be conducted are accurate and current, and all certificates and information issued or provided under those searches or inquiries are and remain accurate and complete;

(c)	the facts certified in the Officer’s Certificate are accurate as of the date given and continue to be accurate as of the date of this letter;

(d)	all relevant individuals had full legal capacity at all relevant times; and

(e)

none of the documents, originals or copies of which we have examined has been amended, and there are no agreements or understandings between the parties, written or oral, and there is no usage of trade or course of prior dealing between the parties that would, in either case, define, supplement or qualify the terms of the Indenture.

LAWS ADDRESSED

The opinions expressed in this letter are limited to the laws of the Province of Ontario and of Canada applicable in Ontario, and does not extend to the laws of any other jurisdiction.

OPINIONS

Based upon the foregoing, and subject to the qualifications and limitations stated in this letter, we are of the opinion that:

Incorporation and Existence

1.	Based solely on the Certificate of Status, Goodyear Canada is incorporated and existing under the Business Corporations Act (Ontario) and has not been dissolved under that Act.

Power and Capacity

2.

Goodyear Canada has the corporate power and capacity to own property and assets, to carry on business and to execute, deliver, and perform its obligations under the Indenture, including the Guarantees.

RELIANCE

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement relating to the Guarantees and to the reference to us under the heading “Legal Matters” in the prospectus relating thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Gowling WLG (Canada) LLP